Exhibit 99.1

NEWS RELEASE

Investor contact:	Zack Hager
(405) 552-4526

Media contact:	Brian Engel
(405) 228-7750

DEVON ENERGY REPORTS RECORD FIRST QUARTER 2003 RESULTS;
NET EARNINGS AND EARNINGS PER SHARE UP OVER 500 PERCENT

OKLAHOMA CITY — May 8, 2003 - Devon Energy Corporation (AMEX: DVN, TSE: NSX) today reported record high oil and gas sales and net earnings for the quarter ended March 31, 2003. Net earnings for the most recent quarter were $436 million, or $2.76 per common share ($2.67 per diluted common share). In the first quarter of 2002, Devon had net earnings of $62 million, or 41 cents per common share (40 cents per diluted common share). The 2003 results include a non-cash, after-tax gain of $16 million for the cumulative effect of a change in accounting principle. The change follows adoption of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations.

     Devon’s reported net earnings include items of income and expense that are excluded by certain securities analysts in their published estimates of the company’s financial results. In the first quarter of 2003, two such items were recognized. Effects of changes in foreign currency exchange rates increased pre-tax net earnings by $22 million ($12 million after tax). A change in fair value of financial instruments increased pre-tax net earnings by $10 million ($6 million after tax). In aggregate, the two items plus the cumulative effect of change in accounting principle increased net earnings by 22 cents per common share (21 cents per diluted common share).

Cash Flow Before Balance Sheet Changes Doubles to $868 Million

     Net cash provided by operating activities increased to $827 million in the first quarter of 2003 from $368 million in the first quarter of 2002. Before balance sheet changes, cash flow climbed 111 percent to a record $868 million in the first quarter of 2003. This compares to $411 million in the first quarter 2002. Cash flow before balance sheet changes is a “non-GAAP financial measure” as defined by the SEC. Please refer to the financial information provided in this news release for a reconciliation and discussion of the relevance of cash flow before balance sheet changes as a financial measure.

Non-Core Property Divestitures Trim Production

     Combined production of oil, gas and natural gas liquids was 44.3 million barrels of oil equivalent (MMBoe) in the first quarter of 2003. This is nine percent less than the 48.6 MMBoe

Devon produced in the first quarter of 2002. The decrease in production is largely attributable to the effects of divestitures, offset in part by the acquisition of Mitchell Energy & Development Corp. The company divested approximately $1.4 billion in producing properties in 2002. Devon acquired Mitchell on January 24, 2002. Therefore, first quarter 2002 production included volumes attributable to the Mitchell properties only after January 24.

Oil and Gas Sales, Marketing and Midstream Revenue Soar

     With the significantly higher commodity prices realized in the first quarter of 2003, sales of oil, gas and natural gas liquids increased 66 percent over the first quarter of 2002 to $1.2 billion. The average price realized for Devon’s first quarter 2003 natural gas production increased 101 percent to $4.84 per thousand cubic feet from $2.41 per thousand cubic feet in the first quarter of 2002. The average price realized for first quarter 2003 oil production increased 51 percent to $28.09 per barrel from $18.62 per barrel in the first quarter of 2002. The average price realized for natural gas liquids was $21.15 per barrel in the first quarter of 2003, or 73 percent more than the $12.22 per barrel received in 2002.

     Marketing and midstream revenue increased to $434 million in the first quarter of 2003 from $160 million in the first quarter of 2002. This increase reflects higher natural gas and natural gas liquids prices and a full quarter’s contribution from the marketing and midstream operations acquired in the Mitchell acquisition.

Operating Costs and Expenses Track Revenues

     Total operating costs and expenses increased from $700 million to $961 million. The most significant increases were to production taxes and marketing and midstream costs and expenses. Production taxes increased 114 percent from $22 million in the first quarter of 2002 to $47 million in the most recent quarter. Marketing and midstream costs increased 185 percent to $356 million in the first quarter of 2003 compared to $125 million in the first quarter of 2002. Both of these increases are primarily related to higher oil and gas prices and a full quarter of contribution from the Mitchell operations in 2003.

     On January 1, 2003, Devon adopted SFAS No. 143, which concerns retirement of long-lived assets. Such assets include producing well sites, offshore production platforms and natural gas processing plants. Upon adoption of SFAS No. 143, Devon recorded a cumulative effect adjustment resulting in a $16 million increase to net earnings. SFAS No. 143 also requires the present value of future abandonment costs be recorded as both an asset and a liability. Because the asset retirement obligation is a discounted value, accretion must be recognized quarterly. In the first quarter of 2003, Devon recorded a $7 million pre-tax expense for accretion of asset retirement obligations. There was no corresponding expense in 2002.

Discontinued Operations

     In 2002, Devon sharpened its focus outside North America by selling its businesses in Indonesia, Argentina and Egypt. The Egypt transaction was completed during January 2003. In accordance with SFAS No. 144, Devon was required to reclassify the assets, liabilities and results of its operations in these countries as discontinued operations for all accounting periods presented. Although both revenues and expenses for prior periods were reclassified, there was no impact upon previously reported net earnings.

Ocean Energy Merger Pro Forma Information

     On April 25, 2003, Devon merged with Ocean Energy, Inc., creating the largest U.S.-based independent oil and gas producer. The merger was accounted for as a purchase of Ocean by Devon on April 25. Therefore, Ocean’s operations were not included in Devon’s results for the first quarter of 2003. However, for comparative purposes, pro forma first quarter 2003 financial information is provided in this release. The pro forma information is presented as if Devon and Ocean had merged January 1, 2003.

Conference Call to be Webcast Today

     Devon will discuss its first quarter 2003 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time). The webcast may be accessed from Devon’s internet home page at www.devonenergy.com

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

PRODUCTION DATA				(1) Pro Forma
(net of royalties)	Quarter Ended March 31,			Quarter Ended

	2003	2002	Change	March 31, 2003

Total Period Production
Gas (Bcf)
U.S.	117.8	120.3	(2%)	155.0
Canada	63.0	72.9	(14%)	63.0
Other International	—	—	NM	2.5

Total Gas	180.8	193.2	(6%)	220.5

Oil (MMBbls)
U.S.	5.4	6.7	(19%)	8.8
Canada	3.4	4.7	(28%)	3.4
Other International	0.3	0.5	(40%)	4.9

Total Oil	9.1	11.9	(24%)	17.1

Natural Gas Liquids (MMBbls)
U.S.	3.7	2.9	28%	4.0
Canada	1.3	1.6	(19%)	1.3
Other International	—	—	NM	0.1

Total Natural Gas Liquids	5.0	4.5	11%	5.4

Average Daily Production
Gas (MMcf)
U.S.	1,309.5	1,337.1	(2%)	1,722.7
Canada	699.8	809.9	(14%)	699.8
Other International	—	—	NM	27.5

Total Gas	2,009.3	2,147.0	(6%)	2,450.0

Oil (MBbls)
U.S.	60.4	74.5	(19%)	98.3
Canada	37.6	52.5	(28%)	37.6
Other International	3.2	5.3	(40%)	54.2

Total Oil	101.2	132.3	(24%)	190.1

Natural Gas Liquids (MBbls)
U.S.	41.7	32.4	29%	44.9
Canada	14.2	17.5	(19%)	14.2
Other International	—	—	NM	0.9

Total Natural Gas Liquids	55.9	49.9	12%	60.0

Note 1: Pro forma information provided in the above and following financial tables shows the pro forma effects of Devon’s merger with Ocean Energy as if the companies were combined on January 1, 2003. The merger occurred on April 25, 2003.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

				(1) Pro Forma
PRICE DATA	Quarter Ended March 31,			Quarter Ended

Average Realized Prices (US$)	2003	2002	Change	March 31, 2003

Gas ($/Mcf)
U.S.	$4.73	$2.52	88%	$4.88
Canada	$5.04	$2.23	126%	$5.04
Other International	—	—	NM	$3.87
All Gas	$4.84	$2.41	101%	$4.91

Oil ($/Bbl)
U.S.	$29.98	$19.31	55%	$27.63
Canada	$24.87	$17.44	43%	$24.87
Other International	$30.13	$20.49	47%	$27.00
All Oil	$28.09	$18.62	51%	$26.91

Natural Gas Liquids ($/Bbl)
U.S.	$19.74	$12.01	64%	$19.73
Canada	$25.29	$12.61	101%	$25.29
Other International	—	—	NM	$21.46
All Natural Gas Liquids	$21.15	$12.22	73%	$21.08

				(1) Pro Forma
STATEMENT OF OPERATIONS DATA (US$)	Quarter Ended March 31,			Quarter Ended
(in millions, except per share data)
	2003	2002	Change	March 31, 2003

Revenues:
Oil sales	$256	$222	15%	$461
Gas sales	874	466	88%	1,083
Natural gas liquids sales	107	55	95%	114
Marketing & midstream revenues	434	160	171%	434

Total revenues	1,671	903	85%	2,092
Operating Costs and Expenses:
Lease operating expenses	165	154	7%	224
Transportation costs	41	38	8%	51
Production taxes	47	22	114%	59
Marketing & midstream operating costs and expenses	356	125	185%	356
Depreciation, depletion and amortization of property & equipment	296	311	(5%)	446
Accretion of asset retirement obligation	7	—	NM	9
General & administrative expenses	49	50	(2%)	75

Total operating costs and expenses	961	700	37%	1,220
Earnings from operations	710	203	250%	872
Other Income (Expense):
Interest expense	(130)	(124)	5%	(139)
Dividends on subsidiary’s preferred stock	—	—	NM	(1)
Effects of changes in foreign currency exchange rates	22	(1)	NM	22
Change in fair value of financial instruments	10	(17)	(159%)	10
Other income	8	15	(47%)	8

Net other expense	(90)	(127)	(29%)	(100)
Earnings from continuing operations before income taxes and cumulative effect of change in accounting principle	620	76	716%	772
Income tax expense:
Current	35	9	289%	58
Deferred	165	9	1,733%	209

Total income tax expense	200	18	1,011%	267
Earnings from continuing operations before cumulative effect of change in accounting principle	420	58	624%	505
Discontinued Operations
Results of operations	—	8	NM	—
Income tax expense	—	4	NM	—

Net results of discontinued operations	—	4	NM	—
Earnings before cumulative effect of change In accounting principle	420	62	577%	505
Cumulative effect of change in accounting principle	16	—	NM	16

Net Earnings	436	62	603%	521
Preferred stock dividends	2	2	—%	2

Net earnings applicable to common stockholders	$434	$60	623%	$519

Net earnings per average common share outstanding
Basic	$2.76	$0.41	573%	$2.25

Diluted	$2.67	$0.40	568%	$2.18

Weighted average shares outstanding
Basic	157	148	6%	230
Diluted	163	150	9%	240

BALANCE SHEET DATA (US$)	March 31,	December 31,		(1) Pro Forma
(in millions)	2003	2002	Change	March 31, 2003

Total Assets	$17,828	$16,225	10%	$24,877
Cash and cash equivalents	634	292	117%	693
Other current assets	1,003	772	30%	1,376

Total current assets	1,637	1,064	54%	2,069
Property and equipment (net)	11,760	10,852	8%	16,981
Investment in ChevronTexaco Corporation common stock	459	472	(3%)	459
Goodwill, net of amortization	3,699	3,555	4%	5,045
Fair value of derivative instruments	1	1	—%	12
Other assets	272	281	(3%)	311
Total Liabilities	$12,490	$11,572	8%	$15,877
Current liabilities	1,456	1,042	40%	2,366
Other liabilities	321	323	(1%)	402
Debentures exchangeable into shares of ChevronTexaco Corporation common stock	666	662	1%	666
Senior convertible debentures	392	388	1%	392
Other long-term debt	6,317	6,512	(3%)	7,696
Deferred revenue	—	—	NM	105
Deferred income taxes	2,862	2,627	9%	3,555
Asset retirement obligation	469	—	NM	603
Fair value of derivative instruments	7	18	(61%)	19
Preferred stock of subsidiary	—	—	NM	73
Stockholders’ Equity	$5,338	$4,653	15%	$9,000
Total Liabilities & Stockholders’ Equity	$17,828	$16,225	10%	$24,877
Common Shares Outstanding	157	157	—%	231

				(1) Pro Forma
STATEMENT OF CASH FLOWS DATA (US$)	Quarter Ended March 31,			Quarter Ended
(in millions)
	2003	2002	Change	March 31, 2003

Cash Flows From Operating Activities
Earnings from continuing operations	$420	$58	624%	$505
Depreciation, depletion and amortization of property and equipment	296	311	(5%)	446
Deferred income taxes	165	9	1,733%	209
Other	(13)	26	(177%)	(3)
Changes in assets and liabilities net of
effects of acquisitions of businesses	(41)	(43)	(5%)	(101)

Net cash provided by continuing operations	$827	$361	129%	1,056
Net cash provided by discontinued operations	—	7	NM	—
Net cash provided by operating activities	$827	368	125%	1,056
Cash Flows From Investing Activities
Proceeds from sales of property and equipment	26	227	(89%)	29
Capital expenditures	(512)	(2,178)	(76%)	(874)
Other	—	(10)	NM	—

Net cash used in investing activities	(486)	(1,961)	(75%)	(845)
Cash Flows From Financing Activities
Net cash (used in) provided by financing activities	(7)	1,762	(100%)	96

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

Non-GAAP Financial Measure

     The United States Securities and Exchange Commission has recently adopted new disclosure requirements for public companies such as Devon. One provision of these disclosure requirements concerns references to Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) Non-GAAP financial measures may be provided if the company explains the relevance of the information. The company must also reconcile the Non-GAAP financial measure to related GAAP information. Cash flow before balance sheet changes is a Non-GAAP financial measure provided by Devon in this earnings release. Devon believes cash flow before balance sheet changes is relevant because it is a measure of cash available to fund the company’s capital expenditures and to service its debt. Cash flow before balance sheet changes is also important to certain financial analysts who provide estimates of Devon’s quarterly financial results to investors.

			(1) Pro Forma
Reconciliation to GAAP Information	Quarter Ended	Quarter Ended	Quarter Ended
(in millions)	March 31, 2003	March 31, 2002	March 31, 2003

Net cash provided by operating activities	$827	$368	$1,056

Changes in assets and liabilities, net of effects of acquisitions of businesses	41	43	101

Cash flow before balance sheet changes	$868	$411	$1,157